K&L Gates LLP
599 Lexington Ave.
New York, NY 10022
(212) 536-3900

September 10, 2010

China eMedia Holdings Corporation
Suite 2302, Seaview Commercial Building
21 Connaught Road West
Sheung Wan, Hong Kong
Peoples Republic of China PRC

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 6,794,612 shares (the “Shares”) of Common Stock, par value $.001 per share, of China eMedia Holdings Corporation, a Delaware corporation.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials. For the purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (iii) the authority of such persons signing on behalf of the parties thereto other than the Company, (iv) the due authorization, execution and delivery of all documents by the parties thereto other than the Company, (v) that the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are issued as contemplated by the Registration Statement, (vi) that the Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, and (vii) that the Company shall remain at all times a corporation incorporated under the law of the State of Delaware. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and delivered, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP